May 22, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: MEDIJANE HOLDINGS INC.

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated May 22, 2104 (date of event May 21, 2014) of MEDIJANE HOLDINGS INC., and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC